Exhibit 99.1
December 18, 2017

TransEnterix Announces Global SurgiBot System Agreement

Company sells SurgiBot assets to advance commercialization
Company retains option to distribute SurgiBot outside of China
Company expected to receive at least $29 million

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— TransEnterix, Inc. (NYSE American: TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced that the Company has entered into an agreement with Great Belief International Limited (GBIL), to advance the SurgiBot System towards global commercialization. The SurgiBot System is the single-port, robotically enhanced laparoscopic surgical platform developed by TransEnterix.

This agreement transfers ownership of the SurgiBot System assets, while the Company retains the option to distribute or co-distribute the SurgiBot System outside of China. Upon completion of the transfer of all SurgiBot System assets, GBIL will have the System manufactured in China and obtain Chinese regulatory clearance from the China Food and Drug Administration (“CFDA”), while entering into a nationwide distribution agreement with China National Scientific and Instruments and Materials Company (CSIMC) for the Chinese market. Being the largest medical device distribution company in China, CSIMC will help GBIL maximize the commercial potential of the SurgiBot System in the Chinese market, and optimize post-sale services to Chinese hospitals. The Company retains the right to commercialize the SurgiBot System outside of China after manufacturing has been established and the necessary regulatory approvals have been obtained.

The agreement provides the Company with proceeds of at least $29 million, of which $7.5 million is expected to be received by the end of December 2017 and $7.5 million is expected to be received by March 31, 2018, which includes a $3.0 million equity investment in TransEnterix common stock at $2.33 per share, a 10% premium to the closing price on the date which the agreement was executed. The remaining $14 million, representing minimum royalties, will be paid beginning on the earlier of receipt of Chinese regulatory approval or five years.

“The relationship announced today with GBIL will allow us to advance the SurgiBot System toward global commercialization while significantly reducing our required investment and simultaneously leveraging ‘in-country’ manufacturing in the world’s most populous country,” said Todd M. Pope, President and CEO at TransEnterix. “This is a strong validation of the value of the SurgiBot platform, the world’s only abdominal surgical robot that allows surgeons to remain in the sterile field. We believe this relationship provides us with a significant opportunity to expand our product offerings of robotic solutions for hospitals and patients around the world.”

“We see a tremendous commercial opportunity for the SurgiBot System in China and are extremely enthusiastic to work with TransEnterix to bring this product to China along with the rest of the world,” said Gary Wang, President of GBIL. “The SurgiBot is unique in so many ways; we believe it can be transformational for our healthcare system.”

About TransEnterix
TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today’s value-based healthcare environment. The company is focused on the commercialization of the Senhance™ Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The Senhance Surgical Robotic System is available for sale in the US, the EU and select other countries. The company has also developed the SurgiBot System, a single-port, robotically enhanced laparoscopic surgical platform that is the subject of this press release. For more information, visit the TransEnterix website at www.transenterix.com.

About China National Scientific and Instruments and Materials Company (CSIMC)
CSIMC (China National Scientific Instruments and Materials Co., Ltd.) is the core enterprise of China National Pharmaceutical Group Corporation (SINOPHARM), specializing in scientific instruments and medical equipment. Being the largest medical equipment and device distribution enterprise, CSIMC has an operational network of 95 subsidiaries and branches across China, covering 26 provinces (more than 90% of regions of the whole country), and having business relationships with hundreds of global medical companies. From 2010 to 2016, CSIMC achieved CAGR of company revenue of more than 50%, leading to a total revenue of more than 3.4 billion USD in 2016. For more information, visit the CSIMC website at http://www.csimc.com.cn.

About Great Belief International Limited (GBIL):
GBIL is a BVI based company dedicated in investment and asset management in the healthcare industry. Their main business revenues are from investment in the Chinese medical sector.

Forward Looking Statements
This press release includes statements relating to the SurgiBot System and our agreement with GBIL for this product. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the parties to the agreements successfully complete all of the anticipated activities and milestones, whether TransEnterix will receive at least $29 million (including minimum royalties) from GBIL, whether GBIL will be able to obtain the necessary clearances to sell the SurgiBot System in China, whether the agreement with GBIL will provide TransEnterix a significant opportunity to expand its product offerings, whether TransEnterix will be able to successfully distribute or co-distribute the SurgiBot System in other jurisdictions, and realize revenues beyond the initial consideration and minimum royalties and whether the SurgiBot System can become a transformational device in the healthcare system. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 7, 2017 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.

Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com

or

Media Contact:
Joanna Rice, + 1 951-751-1858
joanna@greymattermarketing.com